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                                                                   EXHIBIT 10.12

                                 PROMISSORY NOTE

                                                               LIVONIA, MICHIGAN
$20,000.00                                                      OCTOBER 26, 2005

FOR VALUE RECEIVED, the undersigned, Muslim Media Network, Inc., a Michigan corporation ("MAKER"), whose address is 29004 West Eight Mile Road, Farmington, Michigan, 48336, hereby promises and agrees to pay to the order of A.S. NAKADAR, M.D., ("Holder"), whose address is 3707 Durham Court, Bloomfield Hills, Michigan, the principal sum of TWENTY THOUSAND DOLLARS ($20,000), together with interest thereon at the rate of SEVEN AND 25/100 PERCENT (7.25%) per annum on the unpaid balance.

All accrued and unpaid interest and all principal balance shall be due no later than October 26, 2006.

Payment shall be due and payable at holder's address shown above. Payment shall be delivered to Holder at address shown above, or shall be made as otherwise directed by Holder in writing. Maker may prepay this Note at any time with no prepayment penalty or premium.

Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and non-payment, and further waives all exemptions to which the Maker may now or hereafter be entitled under the laws of this state or any other state of the United States and further agrees that the holder shall have the right to grant the Maker any extension of time for payment without in any way affecting the liability of the Maker and the rights the holder may have hereunder. Failure of the holder to exercise any rights or remedies shall not constitute a waiver of such right to exercise the same at that or any other time.

In addition to payment of principal and interest, Maker promises and agrees to pay the Holder reasonable attorney's fees, court costs, and all other costs and expenses incurred in collecting or attempting to collect this Note if Maker is in default.

The unpaid balance of this Note, together with all interest accrued thereon shall become immediately due and payable upon the occurrence of any of the following events (and "in the event of default"):

      1. At the option of Holder, if Maker shall fail to pay any payment hereunder and such failure shall continue for a period of five (5) days after the date such payment was due;

      2. Immediately, and without any further action by Holder if Maker shall:
(a) become insolvent, (b) make an assignment for the benefit of creditors, (c) commence any

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procedure under any bankruptcy, reorganization, or liquidation law of any jurisdiction, or (d) sell, transfer or otherwise dispose of substantially all of its assets.

This Note is made and delivered in the State of Michigan and shall be governed by and construed in accordance with the laws of the State of Michigan.

                                          MAKER:
                                          MUSLIM MEDIA NETWORK, INC.

                                          /s/ A. S. Nakadar
                                          ---------------------------------
                                          By: A. S. NAKADAR, M.D.
                                          Its: President